Exhibit 10.20

CONFIDENTIALTREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

A10 AND MANUFACTURER CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (“Agreement”) is made and entered into as of December 8, 2006 (the “Effective Date”) by and between A10 Networks, Inc., a California corporation with a principal place of business at 2309 Bering Drive, CA 95131 (“A10”) and Lanner Electronics (USA), a California corporation with a principal place of business at 925 Canada Court, City of Industry, CA 91748 (“Manufacturer”).

RECITALS

WHEREAS, A10 desires to have Manufacturer manufacture, assemble and ship certain Products pursuant to one or more Purchase Orders issued by A10 in accordance with this Agreement; and

WHEREAS, Manufacturer desires to provide such services, and sell such Products, to A10 hereunder.

NOW, THEREFORE, A10 and Manufacturer, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS

1.1 “Intellectual Property Rights” means any rights under patent, copyright, trade secret, trademark, industrial design right or similar laws that would restrict the manufacture, assembly, or distribution of the Products or the subsequent use, sale, or repair of the Products as purchased by A10 from Manufacturer hereunder.

1.2 “Lead-time” is defined as the amount of time between Manufacturer receiving of an order and A10 receipt of the goods ordered. The ordering processes are listed in Section 4.

1.3 “Product” means a product described in a Product Exhibit

A10 AND MANUFACTURER CONFIDENTIAL

1.4 “Product Exhibit” means (a) Exhibit B hereto and (b) any document in substantially the same form as Exhibit B which is subsequently executed by A10 and Manufacturer.

1.5 “Purchase Order” means a written order submitted by A10 to purchase a specific quantity of a Product or Products in accordance with this Agreement. Each Purchase Order shall include the quantity and type of Products to be manufactured and purchased; the unit price; the Product revision level; scheduled delivery dates; and “sold to,” “invoice to,” and “ship to” address.

1.6 “Specifications” means the description of the Product, as specified in the corresponding Product Exhibit or provided by A10 to Manufacturer from time to time in the form of detailed drawings, schematics, in-process and final test criteria, an approved vendors list provided by A10.

2. AGREEMENT TO MANUFACTURE

2.1. Scope of Work. Manufacturer shall manufacture and sell to A10 such Products as A10 may order from Manufacturer in accordance with the terms and conditions of this Agreement.

2.2. Project Coordination. Each party shall appoint technical coordinators to maintain technical liaison with the other party in connection with the manufacture of the Products. Communication between the parties regarding the design or engineering of the Products shall be between the designated coordinators. Each party will use reasonable efforts to ensure the project going smoothly. Manufacture will use reasonable best efforts to ensure the Products will be delivered in time with the highest possible quality.

3. MATERIALS

Purchase Orders will constitute the sole authorization for Manufacturer to procure, using standard purchasing practices, the components, materials and supplies necessary for the manufacture of Products (“Inventory”) covered by such purchase orders.

4. FORECASTS AND PURCHASE ORDERS

4.1 Forecasts. On a periodic basis, A10 shall provide Manufacturer with a three-month rolling forecast of Product requirements (“Forecast”). A10 acknowledges that Manufacturer has the right to refuse the Forecast with Immediate Notice to A10. Immediate Notice is defined in section 4.3. Product Lead-times are specified in Exhibit B.

4.2 Purchase Orders. A10 will order Products by issuing Purchase Orders to Manufacturer. Each Purchase Order will include, at a minimum, quantities of Product required and requested delivery dates. Manufacturer will confirm receipt of, and accept, all Purchase Orders

A10 AND MANUFACTURER CONFIDENTIAL

conforming hereto within Five (5) calendar days of receipt. Manufacturer shall, in its sole discretion, accept all Purchase Orders that substantially conform with the most recent Forecast issued by A10.

For purposes of this Agreement, Purchase Orders must be submitted to Manufacturer, either via mail or electronic facsimile, to the following address:

Lanner Electronics (USA), Inc.

925 Canada Court

City of Industry, CA 91748

Fax:

Attention:

Manufacturer will notify A10 for any change of the mailing address, fax number and the sales coordinator.

4.3 Response Time. Manufacturer shall make its best effort to manufacture and deliver Products in accordance with the Purchase Orders issued by A10, subject to the Lead-times stated in the corresponding Product Exhibit. If Manufacturer is unable to meet the delivery schedule set forth in a Purchase Order, Manufacturer shall notify A10 within five (5) business days following A10’ issuance of such Purchase Order. If Manufacturer subsequently becomes aware of circumstances that may lead to delays in delivery, Manufacturer shall notify A10 as soon as reasonably possible.

4.4 Order Quantity Adjustments. Upon notice to Manufacturer, A10 may adjust the quantities stated in a Purchase Order pursuant to the schedule set forth in Exhibit A. Manufacturer will use best efforts to meet increases/decreases requested by A10.

4.5 Rescheduling of Delivery Date. A10 may reschedule the delivery of Products by sending Manufacturer a written change order pursuant to the schedule set forth in Exhibit A. Manufacturer agrees to use its best efforts to accommodate requests for rescheduling (acceleration and delay), and before accepting such rescheduling requests, will quote any applicable charges resulting from changes in costs associated with such rescheduling, which charges shall be the sole responsibility of A10. A10 agrees that any rescheduling resulting in a delay shall not affect the payment terms, nor shall it be reason for a delay in payment, as set out in section 5 below, of any Product under a Purchase Order for more than thirty (30) days from the date of payment calculated pursuant to the original Purchase Order.

4.6 Cancellations. In the event that A10 desires to cancel some quantity of Products ordered under a Purchase Order, Manufacturer shall, upon receipt of such written notice, stop work to the extent specified therein. A10 agrees to pay Manufacturer for completed work and

A10 AND MANUFACTURER CONFIDENTIAL

work-in-process, under the same terms and conditions as set out in section 5 below, that cannot be used to fill other orders, including Manufacturer’s costs for actual and reasonable labor and supplies incurred pursuant to Purchase Orders up to the date of receipt of notice of cancellation.

4.7 Cancellation Documentation. Manufacturer will provide A10 with documentation adequate to support such claim for cancellation charges. Notwithstanding the foregoing, A10 shall have no obligation to pay cancellation charges where cancellations are the result of any failure of Manufacturer to perform its obligations under this Agreement. Upon payment of the cancellation charges, all Products, components, work-in-process, non-useable, and non-returnable/non-cancelable components in-house or on order shall become the property of A10. Upon the request of A10, all such Products, components, and work-in-process shall be shipped to A10 in accordance with the shipment terms below. The parties should use the best efforts to resolve any disagreement for the cancellation charges or cancellation issues.

5. INVOICING, PAYMENTS, ETC.

5.1 Invoices and Payment. Manufacturer may invoice A10 for Products upon completion and shipment of such Products pursuant to the terms of the applicable Purchase Orders. Payment is due net thirty (30) days from date of invoice. A10 shall have an initial credit line of $200,000.00 which may be increased by Manufacturer. A10 agrees to provide such financial information as may be reasonably required by Manufacturer. Manufacturer agrees to keep any information provided by A10 pursuant to section confidential and acknowledges that such information is subject to the confidentiality obligations set out in section 10. Subject to a consistent initial payment record and Manufacturer’s review of such financial information, the credit limit will be increased accordingly, at Manufacturer’s sole discretion.

5.2 Subject to Section 5.1 above, should an order exceed the permitted credit line, A10 agrees to prepay Manufacturer for the balance difference, to the terms of this section before Manufacturer may release the shipment of the applicable Purchase Orders.

5.3 Packaging and Shipping. Manufacturer shall package each Product in accordance with A10’ Specifications, or, if not specified by A10, in accordance with generally accepted commercial standards. All shipments made by Manufacturer to A10 shall be in accordance with the shipping term stated in the Product Exhibit or, if not so specified, in A10’ Purchase Order. Shipments will be made in accordance with A10’s specific routing instructions, including method of carrier to he used. A10 shall be responsible for all shipping costs resulting from the shipment of Products in accordance with its Purchase Orders.

5.4 Taxes. A10 shall be responsible for sales, use, or custom taxes or duties resulting from the sale or shipment of Products in accordance with its Purchase Orders. A10 shall provide tax exemption numbers, if applicable, for such purchases.

A10 AND MANUFACTURER CONFIDENTIAL

5.5 Shipping Reports. Manufacturer shall provide written shipping reports to A10 for each delivery. Such reports shall include information concerning all shipments of Products on that day, including type of Products, quantities, and name/address of shipping destination.

5.6 Inspection. A10 has the right to examine the goods on arrival and has Fifteen (15) business days to notify Manufacturer of any claim for damages on account of the condition, grade or quality of the goods, or non-conformity to the Product Exhibit. The notice must set forth the basis of the claim in reasonable detail. A10 acknowledges that failure to notify Manufacturer of a claim in reasonable detail shall constitute acceptance of the goods.

6. WARRANTY

Manufacturer warrants to A10 that Products assembled or manufactured by Manufacturer will (i) conform in all respects to their Specifications; (ii) will be merchantable, of first-class workmanship and be free from defects in materials and workmanship under normal use and service for a period of Twelve (12) months following shipment by Manufacturer to A10. During such period, Manufacturer shall promptly replace or repair, at its expense, any defective Products. All defective Products shall be returned to Manufacturer’s manufacturing facility, EX WORKS point of origin, with reference to a Manufacturer-supplied Returned Materials Authorization number (“RMA”) and, upon completion of repairs, returned EX WORKS to the point of origin or as otherwise agreed. RMA procedures are set forth in Exhibit C.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LANNER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

7. QUALITY CONTROL STANDARDS

7.1 Quality Assurance. Manufacturer shall implement and maintain such quality assurance standards as necessary to produce and deliver Products to A10 that are defect-free and are of first-class workmanship and quality. Manufacturer shall, wherever possible, utilize state-of-the-art equipment in its production process and manufacture Products in accordance with the quality plan (MPI and TPI) as mutually agreed by the parties. Manufacturer shall take all steps necessary to maintain ISO 9001 certification at its manufacturing facilities.

7.2 Inspection and Testing. All Products shall be subject to not more frequently than biannual (twice a year) inspection, acceptance testing, and review for conformance to Manufacturer’s ongoing quality control standards as may be established in the Specifications Product Exhibit. Inspection and testing shall be at Manufacturer’s premises during normal business hours with ten (10) business days’ written notice to Manufacturer, on A10’ premises or at a location selected by A10 (including the premises of any partner or A10 of A10). When conducted on Manufacturer’s premises by Manufacturer, copies of all documents prepared by Manufacturer

A10 AND MANUFACTURER CONFIDENTIAL

indicating the results of such inspection and testing shall be provided to A10 at A10’ request. Inspection and testing at A10’ facilities or locations designated by A10 shall be commenced for each Product within a commercially reasonable period of time and A10 shall reimburse Manufacturer with any costs associated with Manufacturer being present for inspection and resting. The inspection and testing shall be in accordance with quality control procedures and tests that are mutually agreed upon. In addition, all Products subject to Engineering Change Orders (“ECOs”) (as defined below) shall be subject to prior testing and approval by A10. Manufacturer shall not release any such Products for shipment prior to approval from A10. In the event of such release prior to approval by A10, Manufacturer shall bear any and all costs associated with the return of such Products.

7.3 For Products which include, in accordance with the Product Exhibit, A10-unique components (e.g., custom chassis), first article samples thereof shall be submitted to A10 for its written approval prior to their use in production.

7.4 Product Quality Improvement Notice. If Products failure rates are beyond the acceptable standard, A10 could provide a written Product Quality Improvement Notice to Manufacturer. The written Product Quality Improvement Notice will define the acceptable standards for the Products. Manufacturer will reply to the written Notice within 10 business days after receiving the Notice. The parties should use the best efforts to take steps to improve the quality of such Products.

8. ENGINEERING AND SOURCE CHANGES

8.1 Engineering Change Orders. Either A10 or Manufacturer may, from time to time, notify the other of potential engineering change orders affecting Products (“ECOs”). When so requested by A10, Manufacturer shall promptly notify A10 of the impact of any such ECO. Manufacturer shall use its best efforts to inform A10 at least thirty (30) days in advance of any changes. No ECO which may affect form, fit, function or quality, will be implemented except upon receipt by Manufacturer of A10’ s written authorization to proceed with the ECO.

8.2 Source Changes. Manufacturer shall notify A10 in advance of any proposed change in a source for components or materials and the reasons for the proposed change in the source (including the addition of new vendors). A10 shall have the right to approve or reject such source change as such changes relate to Products ordered by AID.

8.3 Out-of-Warranty Repair. Manufacturer agrees to repair any out-of-warranty Products that AID may elect to have repaired by Manufacturer and that Manufacturer deems repairable. The cost to A10 for such repair by Manufacturer shall be at the repair prices mutually agreed in writing by the parties.

9. INDEMNITY AND LIMITATION OF LIABILITY

A10 AND MANUFACTURER CONFIDENTIAL

9.1 INDEMINTY - GENERAL

9.1.1 In the event that claims against A10 result both from (i) product liability, non-compliance with the warranties contained herein, death or personal injury caused by Manufacturer and Manufacturer’s products and (ii) Manufacturer’s compliance with A10’s modifications to Manufacturer’s standard specifications, the Parties shall share the costs of the defense and any damages associated with the claim or any resulting settlement in the proportion of each Party’s responsibility for the claim. In the event that the Parties cannot agree on their percentage of responsibility, each Party shall bear half the costs; however either Party may then use the dispute resolution mechanism of the Agreement to ask the arbitrator to assess their percentage of responsibility, and any overpayment by either Party shall be reimbursed by the other Party.

9.1.2 Notwithstanding any other provision of this agreement, the Parties agree to indemnify, defend and hold harmless the other and their respective officers, directors, and employees from and. against any and all third Party claims, whether direct, indirect or consequential, including but not limited to liabilities, obligations, claims, costs, reasonable expenses (including without limitation interest, penalties and reasonable attorney’s fees), fines, taxes, levies, imposts, assessment, demands, damages or judgments of any kind or nature (including without limitation administrative and judicial orders and consents, stipulations and other forms of resolution of administrative or judicial action) to the extent arising directly or indirectly out of or resulting from any act or omission in that Party’s performance of this Agreement and for any Products, work and materials delivered to the other Party under this Agreement which is the cause of such third Party claim against the Party seeking indemnification under this provision.

9.2 INFRINGEMENT INDEMNIFICATION

9.2.1 Manufacturer agrees to defend, indemnify and hold A10 harmless against any claims, damages, losses and reasonable expenses, whether direct, indirect or consequential, including but not limited to liabilities, obligations, claims, costs, reasonable expenses (including without limitation interest, penalties and reasonable attorney’s fees), fines, taxes, levies, imposts, assessment, demands, damages or judgments of any kind or nature (including without limitation administrative and judicial orders and consents, stipulations and other forms of resolution of administrative or judicial action) that the Products or Services furnished by Manufacturer hereunder infringe a copyright, patent or other intellectual property right of a third Party, provided that: (i) A10 notifies Manufacturer in writing within thirty (30) days of the claim or within twenty (20) days of any response requested by the Court, whichever is earlier; (ii) Manufacturer has sole control of the defense and all related settlement negotiations, but A10 shall be allowed to approve any final settlement; and (iii) A10 provides Manufacturer with the assistance, information and authority necessary to perform Manufacturer’s obligations under this Section. Manufacturer will reimburse A10’s reasonable out-of-pocket expenses incurred in providing such assistance.

9.2.2 If the Products are found to infringe, Manufacturer shall have the option, at its expense, to (i) modify the Products to be non-infringing; or (ii) obtain for A10 a license

A10 AND MANUFACTURER CONFIDENTIAL

to continue using the products in the manner described in the Purchase Order. If neither of these options is possible, Manufacturer shall refund to A10 any amounts paid for the infringing Products or Services.

9.2.3 Manufacturer shall have the sole right to have counsel of its choice, and control the defense or settlement of any Suit. Manufacturer may settle all lawsuits without A10’s consent. A10 shall not settle any lawsuits seeking indemnification from Manufacturer without Manufacturer’s consent. Failure to seek said consent waives A10’s right to seek Manufacturer’s indemnification of said settlement.

9.2.4 Manufacturer shall have no obligation to indemnify A10 with respect to any claim arising out of (a) the combination, operation, or use of the Products with any non-Manufacturer provided equipment, if the claim would not have occurred in the absence of such combination; (b) Manufacturer’s compliance with designs or specifications provided by A10 if the claim would not have occurred in the absence of Manufacturer’s compliance with such A10 specification; and (c) A10’s change, modification, or alteration of the Products without Manufacturer’s consent, if the claim would not have occurred in the absence of such change, modification, or alteration.

9.2.5 In the event the infringement claim arose as a result of Section 9.2.5 above, A10 agrees to defend, indemnify and hold Manufacturer harmless against any claims, damages, losses and reasonable expenses, whether direct, indirect or consequential, including but not limited to liabilities, obligations, claims, costs, reasonable expenses (including without limitation interest, penalties and reasonable attorney’s fees), fines, taxes, levies, imposts, assessment, demands, damages or judgments of any kind or nature (including without limitation administrative and judicial orders and consents, stipulations and other forms of resolution of administrative or judicial action) brought against Manufacturer as a result of the Manufacturer’s compliance with the designs or specifications provided by A10 hereunder, provided such designs or specifications are the sole cause of the Product infringement claim which would not have arisen in the absence of Manufacturer’s compliance with such A10 specification, provided that: (i) Manufacturer notifies A10 in writing within thirty (30) days of the claim; (ii) A10 has sole control of the defense and all related settlement negotiations; and (iii) Manufacturer provides A10 with the assistance, information and authority necessary to perform A10’s obligations under this Section. A10 will reimburse Manufacturer’s reasonable out-of-pocket expenses incurred in providing such assistance.

9.2.6 If A10’s designs or specifications are found to be the sole cause of the claim, A10 shall have the option, at its expense, to (i) modify the specifications to be non-infringing; or (ii) obtain for Manufacturer a license to continue using the specifications in the manner provided by A10 for the manufacturing of Products for AID; or (iii) A10 may cease having Manufacturer use such designs and/or specifications and cancel any outstanding Purchase Orders,

9.2.7 A10 shall have the sole right to have counsel of its choice, and control the defense or settlement of any suit. A10 may settle all lawsuits without Manufacturer’s consent.

A10 AND MANUFACTURER CONFIDENTIAL

Manufacturer shall not settle any lawsuits seeking indemnification from A10 without A10’s consent. Failure to seek said consent waives Manufacturer’s right to seek A10’s indemnification of said settlement.

9.2.8 The Parties agree that the indemnification obligations under Sections 9.1 and 9.2 and that the full extent of the obligation of either Party to indemnify the other under from any and all costs, losses, expenses, damages, attorneys’ fees, liabilities and judgments that the other Party may suffer, sustain or incur as a result of any Suit shall not exceed a reasonable royalty of not more than three percent (3%), of the cumulative, aggregate sales price from Manufacturer to A10 of all the Products accused in said Suit. The Parties agrees that this amount shall be the maximum liability of either Party to the other Party for indemnification (“Indemnification Maximum”) with respect to any Suit, and in no event shall either Party’s liability to the other Party for any Suit exceed the Indemnification Maximum.

10. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS

10.1 Definition of the “Disclosing Party” and “Receiving Party.” When either party discloses Confidential Information (as described in Paragraph 10.2, below) to the other, the Party disclosing the Confidential Information shall be the “Disclosing Party” with respect to that Confidential Information and the other party shall be “Receiving Party” with respect to that Confidential Information.

10.2 Definition of “Confidential Information.”: Each party acknowledges that materials (including, but not limited to Spec Sheet, MTBF report, Validation report, Test reports, and Failure report, mechanical drawings, techniques, works of authorship, models, processes, equipment, algorithms related to the current, future, and proposed products and services of each of the parties and information concerning research, development, financial information, procurement requirements, purchasing, manufacturing, business forecasts, sales and merchandising, and marketing plans) received from either party are confidential and proprietary (“Confidential Information”). Confidential Information may be furnished in any tangible or intangible form including, but not limited to, writings, drawings, computer tapes and other electronic media, email, samples, and verbal communications. Any information disclosed by either party by any of the foregoing means which would ordinarily be regarded as confidential in the course of business, shall be deemed Confidential Information. Each party shall not disclose such information to any third party without the prior written consent of the other party. Each party shall protect such information from disclosure to others with at least the same degree of care as the other party exercises to protect its own information of similar type and importance, but in no event with less than reasonable care. These obligations of confidentiality shall survive the expiration, termination, or cancellation of this Agreement but shall not apply, or shall cease to apply, to any information which:

(a) was known to either party, free of duty of confidentiality, prior to its receipt hereunder;

A10 AND MANUFACTURER CONFIDENTIAL

(b) is or becomes publicly available without breach of this Agreement;

(c) is received from a third party without an obligation of confidentiality to the recipient and without breach of this Agreement;

(d) is developed independently by employees of either party not having access to such information; or

(e) is disclosed by the recipient pursuant to court order provided that the other party is given a reasonable opportunity to object to or restrict such disclosure requirement to the extent practicable, and then such disclosure shall be permitted only subject to the terms and conditions of such order.

10.3 Nondisclosure and nonuse of Confidential Information. Receiving Party, shall not, without the prior written approval of the disclosing party in each instance, or unless otherwise, expressly permitted in this Agreement, use for its own benefit, publish, or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of disclosing party, any Confidential Information. However, the receiving party may disclose Confidential Information in accordance with a judicial or other governmental order provided that receiving party shall give disclosing party written notice prior to such disclosure.

10.4 Termination of Possession of Confidential Information. Upon request of either party to this Agreement (the “Requesting Party”), the other party shall promptly (i) return or destroy all Confidential Information of the Requesting Party, (ii) discontinue all further use of such Confidential Information, and (iii) certify in writing to the Requesting Party that such actions have been taken.

10.5 Any software or product documentation provided by A10 pursuant to a Product Exhibit shall be used by Manufacturer only on behalf of A10 as described in such Product Exhibit.

10.6 Manufacturer agrees not to use the trade name or trademarks of A10 without the prior written permission of A10.

11. TERM AND TERMLNATION

11.1 The initial term of this Agreement shall commence on the date of execution hereof and shall be in effect for an initial term of one (1) year (the “Initial Term”) and automatically renewed for additional one (1) year periods unless terminated according to one or more of the following provisions:

11.1.1 At any time with the signed written agreement of both parties.

A10 AND MANUFACTURER CONFIDENTIAL

11.1.2 At the end of the Initial Term or any subsequent one-year term by either party upon written notice to the other party received not less than ninety (90) days prior to the expiration of any such term;

11.1.3 By either party upon thirty-day (30) written notice to the other party following a material breach of the Agreement by the other party and the breaching party’s failure to cure such breach with reasonable promptness in light of all surrounding circumstances;

11.1.4 By either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or the dissolution or liquidation.

11.1.5 By A10 upon Manufacturer’s entering, or proposing to enter, into a transaction whereby Manufacturer, or a majority of its equity or assets, is acquired by an entity which A10 believes, in the good faith discretion of A10, would not be qualified to perform A10’ obligations hereunder.

11.2 Notwithstanding any termination of this Agreement, the provisions of Articles 6, 9, 10, 12 and 13 shall continue in accordance with their terms.

12. INTELLECTUAL PROPERTY

All patent, copyright, trade secret, trademark, know-how and other Intellectual Property Rights in the Products or arising from Manufacturer’s services hereunder, and all associated Confidential Information, shall be owned exclusively by Manufacturer. Notwithstanding this section, all patent, copyright, trade secret, trademark, know-how and other Intellectual Property Rights in the Products, and all associated Confidential Information contributed or developed by A10, as set forth in Exhibit B, shall be owned exclusively by A10.

13. GENERAL

13.1 Assignment. Either party shall not assign any of its rights or privileges hereunder without assuring that other party and any new controlling entity of the other party remains able and willing to carry out its obligations hereunder. Any such successor shall expressly assume in writing the obligations of the assignor hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13.2 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. The parties consent to the exclusive jurisdiction of the federal and state courts located in the County of Los Angeles, State of California.

A10 AND MANUFACTURER CONFIDENTIAL

13.3 Notice. Any notice or claim provided for herein shall be in writing and shall be given (i) by personal delivery, effective upon delivery, (ii) by first class mail, postage prepaid, addressed to the address stated below for the recipient, effective one (1) business day after proper deposit in the mail, or (iii) by facsimile directed to the facsimile number first indicated above for the recipient, but only if accompanied by mailing of a copy in accordance with (ii) above, effective as of the date of facsimile transmission.

A10	MANUFACTURER
A10 Networks, Inc. 2309 Bering Drive San Jose, CA 95131 Fax: Attn: Lee Chen	Lanner Electronics (USA) 925 Canada Court City of Industry, CA 917418 Fax: Attn:

13.4 Waiver. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as a waiver thereof or of the exercise of any other right or privilege hereunder, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.

13.5 Severability. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforcement of any of the remaining portions hereof. If more than one Product is covered under this Agreement, then the rights and obligations of the parties with respect to each such Product shall be several and independent from those with respect to any other Product.

13.6 Other Rights. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon either party or any third party any license or other right except, solely as to the parties hereto, the rights expressly granted hereunder.

13.7 Integration; Modification. This Agreement, together with the Exhibits hereto, embodies the final, complete and exclusive statement of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous representations, descriptions, courses of dealing, or agreements in regard to such subject matter. No amendment or modification of this Agreement or any Exhibit hereto shall be valid or binding upon the parties unless stated in writing and signed by an authorized representative of each party.

13.8 Relationship of the Parties. The relationship of the parties hereto is that of independent Manufacturers. Neither party, nor its agents or employees, shall be deemed to be the agent, employee, joint venture partner, partner or fiduciary of the other party. Neither party shall have the right to bind the other party, transact any business on behalf of or in the name of the other party, or incur any liability for or on behalf of the other party.

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13.9 Entire Agreement. This Agreement shall constitute the entire Agreement between the parties with respect to the transactions contemplated hereby, and supersedes ail prior agreements and understandings between the parties relating to such transactions. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement shall not be binding on either party unless made in writing and signed by a duly authorized representative of each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

Lanner Electronics (USA)		A10 Networks, Inc.

By:	/s/ I-Wen Chou	By:	/s/ Lee Chen
Name:	Chou, I-Wen	Name:	Lee Chen
Title:	Chairman	Title:	CEO
Date:	December 12, 2006	Date:	December 29, 2006

A10 AND MANUFACTURER CONFIDENTIAL

EXHIBIT A

ORDER QUANTITY ADJUSTMENTS / DELIVERY RESCHEDULING

1. Order Quantity Adjustments:

Manufacturer shall make reasonable, best efforts to meet A10’ upside and downside adjustments in accordance with the following schedule:

Number of Business Days Prior to Requested Delivery Date	% of Units Adjustment from the prior Purchase Order
0-44	None
45-60	20%
> 60	100%

The above order quantity adjustments will only be applicable for Purchase Orders of more than the minimum order requirement of 100pcs.

2. Delivery Rescheduling: The terms for rescheduling referred to in Article 4 are as follows:

Reschedule includes changing of the delivery date and/or shuffling shipment units to different date.

Number of Business Days Prior to Scheduled Delivery Date	% of Units Eligible for Rescheduling
0-44	None
45-60	20%
> 60	100%

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EXHIBIT B

PRODUCT EXHIBIT

1. Introduction. This Product Exhibit is and is pursuant to the Manufacturing Services Agreement between A10 Networks, Inc. and Lanner Electronics (USA) dated December 8, 2006 (the “Agreement”). Product Exhibit #1 shall be deemed effective upon the Effective Date of the Agreement and need not be separately executed. All subsequent Product Exhibits shall be effective as of the date stated therein. All prices are stated in U.S. dollars.

2. Product Specification.

The Product is an FW-7870A-AN1 with standard description listed below:

Model#	FW-7870A
Form Factor	19” 1U Rackmount
Mother Board	MB-X76
CPU Type (supports up to)	P4 3.4Ghz LGA775
Hyper Threading (HT)	Yes
Front Side Bus (FSB)	533, 800Mhz or higher
Chipset	I915GV
North Bridge (chip)	I915GV
South Bridge (chip)	ICH6
Memory Type	DDR400, 533
Memory MAX	4GB
Memory Channel/Bus	Dual
Network Connectors	Modularize design, fit up to 2 Modules
Network Controller Chips	Depends on Modules
Storage Interface	2x sata150 lx 44-pin lx 40-pin lx CF
Expansion Slot	1x Mini PCI lx PCI
BIOS Type	Award
RTC	Internal
Operating Temperature	0-40 °C
Humidity	10-90%
Power Supply	300W
HDD Bay	3.5” SATA

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The Product includes the following components and customizations:

1)	Intel P4 3.0Ghz CPU with FSB800Mhz, 1MB Cache
2)	DDR400/333 (PC3200) 512Mb DDRx2 = 1GB DDR Memory
3)	3.5” 160GB SATA HDD
4)	128Mb Compact Flash
5)	IAC-Eth 11 or NCM-IG402A Module (4x10/100/1000Mbps RJ45 Ethernet ports using PCI-E interface
6)	Custom Front Bezel
7)	Chassis Painting
8)	Labels with A10 Networks company and model information

The Product shall have no identification showing manufacture by Lanner or third parties.

3. Lead times.

Product shall be delivered to Al0, EX WORKS Manufacturer’s facility at Hsi-Chih, Taipei Hsien, Taiwan, R.O.C., no later Ten (10) weeks following Manufacturer’s receipt of an A10 Purchase Order.

4. Recurring charges.

The unit price for this Product is [***].

Price breakdown of this Product is as of the following:

Part#	Unit Price
FW-7870A (Bare Bone Only)	[***]
CPU P4 3.0GHz 800MHz FSB, 1MB Cache	[***]
DDR 400/333 (PC3200) 512MB x 2 = 1GB Memory	[***]
3.5” 160GB SATA HDD	[***]
128MB Compact Flash	[***]
IAC-ETH11 or NCM-IG402A (Ethernet Module)	[***]
Tooling costs for Front Bezel	[***]
Front Bezel + Chassis Paint Fees	[***]
TOTAL Full Configuration FW-7870A-AN1	[***]

This price is valid through June 2007 and assumes a minimum quantity per order of 100 units of Product. No later than one month prior to expiration of this period, and each subsequent pricing period, the parties shall negotiate in good faith a new per unit price applicable for the next Six (6) months or other mutually agreeable period.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A10 AND MANUFACTURER CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this Product Exhibit to be signed by their duly authorized representatives as of the Effective Date.

Lanner Electronics (USA)		A10 Networks, Inc.

By:	/s/ I-Wen Chou	By:	/s/ Lee Chen
Name:	Chou, I-Wen	Name:	Lee Chen
Title:	Chairman	Title:	CEO
Date:	December 12, 2006	Date:	December 29, 2006

Note—this signature block is not required for Product Exhibit #1.

A10 AND MANUFACTURER CONFIDENTIAL

EXHIBIT C

RMA PROCEDURE

1. Request an RMA#:

a. Complete and fax to Lanner the RMA Request Form to obtain an RMA number.

b. if items are under warranty, RMA# will be issued within 24 hours

2. Ship the defective units to Lanner (USA)’s facility at 925 Canada Court, City of Industry, CA 91748 with freight prepaid.

3. Mark the RMA# clearly on the box.

4. Shipping damage as a result of inadequate packing is the A10 responsibility.

5. Use the original packing materials whenever possible.

6. RMA# is valid for 30 days only. When RMA goods are received after valid RMA# period, the goods will be rejected.

7. Items that are received will be inspected for damages. Charges will apply for repairing items damaged by A10. Items will be repaired only if the A10 has agreed with the charges applied, otherwise items shall be returned to A10.

8. Repair technician will repair items in USA facility. Only in certain circumstances in which Manufacturer needs more testing and development, are items required to be shipped to Taiwan facility.

9. Items will be shipped back after it is repaired with RMA report enclosed. All RMA products will be shipped back via UPS Ground. Using a different shipping method, A10 will be responsible for additional shipping fees.

10. Repair Invoice will be generated by Accounting Department only if any charges applied to the repair.